AGREEMENT AND PLAN OF MERGER



     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is dated as of June 29, 1999 and entered into by and between World House Entertainment, Inc. a Nevada corporation ("World House"), and 800 America, Inc. a Delaware corporation ("America").


                                    RECITALS

     Whereas, World House and America and their respective Boards of Directors deem it advisable to merge America into World House, as herein contemplated, pursuant to which merger the holders of shares of common stock of America (the "America Shares"), will receive, in the aggregate, 10,000,000 shares of common stock of the surviving corporation (the "Surviving Shares") and the name of World House will be changed to 800 america.com, Inc.;

     Whereas, the merger provided for hereby (the "Merger") shall be consummated in accordance with the terms and conditions hereof and shall be consummated as of the close of business on the latter of the day on which the duly executed
Certificate of Merger pursuant to Section 252 of the Delaware General Corporation Law has been duly filed with the Secretary of State of the State of Delaware or the day on which the duly executed Agreement pursuant to Section
78.485 of the Nevada General Corporation Law has been duly filed with the Secretary of State of the State of Nevada (the "Effective Date"); it being understood that the parties shall endeavor to cause the Effective Date to occur on the same day as the date of the closing of this Agreement (the "Closing Date").

     Whereas, the surviving corporation will issue and deliver to an exchange agent mutually designated by World House and America (the "Exchange Agent") the Surviving Shares necessary to effect the exchange of the issued and outstanding America Shares for Surviving Shares and the exchange of the issued and outstanding World House Shares for Surviving Shares; and

     Whereas, World House and America intend that the Merger shall be recognized as a tax-free reorganization under the provisions of the Internal Revenue Code of 1986, as amended (the "Code");

     Now Therefore, in consideration of the mutual benefits to be derived from this Agreement and the provisions hereinafter contained, World House and America agree as follows:

                                  ARTICLE ONE
                                     MERGER


     Section 1.1. Agreement.

     World House and America agree to effect the Merger, subject to the terms and conditions hereof.

     Section 1.2. Surviving Corporation

     On the Effective Date, America shall be merged into World House, which latter company shall be the surviving corporation, the name of which shall be changed to 800 america.com, Inc. World House as it exists immediately after the Effective Date is hereinafter referred to as the "Surviving Corporation".

     Section 1.3. Certificate of Incorporation, etc. of Surviving Corporation.

     From and after the Effective Date and until duly changed or amended:

     (i) the Certificate of Incorporation of World House in effect on the Effective Date shall be restated in its entirety as agreed to in writing by World House and America prior to the Closing Date and thereafter shall be the Certificate of Incorporation of the Surviving Corporation;

     (ii) The Bylaws of World House shall be restated in their entirety as agreed to in writing by World House and America prior to the Closing Date and thereafter shall be the Bylaws of the Surviving Corporation; and

     (iii) The directors of the Surviving Corporation shall be the following persons:


     Section 1.4. Effect of the Merger.

     When the Merger shall have become effective pursuant to the Delaware General Corporation Law and the Nevada General Corporation Law as herein provided, the separate existence of America shall cease and America shall be merged into World House. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the Nevada General Corporation Law, and shall, in addition, have all the rights, immunities and powers of each of World House and America. The Surviving Corporation shall thereupon and

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


thereafter possess all the rights, privileges, immunities and franchises, of a public nature, of each of World House and America. All property, real, personal and mixed, and all debts due on whatever accounts, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of World House and America, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of such corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of each of World House and America, and any claim existing or action or proceeding pending by or against either of such corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either such corporation shall be impaired by the Merger.


                                   ARTICLE II

            EFFECT OF MERGER ON WORLD HOUSE SHARES AND AMERICA SHARES

     Section 2.1 Conversion.

     The manner and basis of converting the World House Shares and the America Shares in the Merger shall be hereafter set forth in this Article II.

     Section 2.2. Conversion of America Shares.

     Each of the America Shares issued and outstanding on the Effective Date (excluding America Shares, if any, held in the treasury of America which shall be treated in the manner set forth in Section 2.6 hereof), and all rights in respect thereof, shall on the Effective Date, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for 6,666.66 Surviving Shares, validly issued, fully paid and nonassessable. Commencing immediately after the Effective Date, each certificate which, prior to the Effective Date, represented such issued and outstanding America Shares shall evidence ownership of Surviving Shares on the basis set forth, subject to the limitations set forth in Section 2.5 hereof.

     Section 2.3. Conversion of World House Shares.

     Each of the World House Shares issued and outstanding on the Effective Date, and all rights in respect thereof, shall on the Effective Date, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for one Surviving Share, validly issued, fully paid and nonassessable. Commencing immediately after the Effective Date, each certificate which, prior to the Effective Date, represented such issued and outstanding World House Shares shall evidence ownership of Surviving Shares on the basis set forth above, but subject to the limitations set forth in Section
2.5 hereof.

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


     Section 2.4. Fractional Shares.

     Fractional shares shall not be issued. Instead, any fraction of a share less than 0.50 shall be disregarded and the number of shares of the Surviving Corporation shall be rounded down to the nearest whole share. Any fraction of a share of 0.50 or greater shall be rounded up to the nearest whole share of the Surviving Corporation.

     Section 2.5 Exchange of Shares.

     Subject to the terms and conditions hereof, the Surviving Corporation shall issue and deliver to the Exchange Agent on the closing date 6,666.66 Surviving Shares for each America Share issued and outstanding on the Effective Date, excluding America Shares, if any, held in the treasury of America, and one Surviving Share for each World House Share issued and outstanding on the Effective Date. Commencing immediately after the Effective Date and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing America Shares or World
House Shares may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to the Surviving Corporation. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of Surviving Shares into which the America Shares or World House Shares theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Date, represented issued and outstanding America Shares or World House Shares shall be deemed for all corporate purposes of the Surviving Corporation, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of Surviving Shares into which the America Shares or World House Shares theretofore represented thereby shall have been converted on the Effective Date. Unless and until any such certificate theretofore representing America Shares or World House Shares is so surrendered, (i) no dividend or other distribution, if any, payable to the holders of record of Surviving Shares as of any date subsequent to the Effective Date shall be paid to the holder of such certificate in respect thereof, and (ii) the Surviving Corporation shall pay all such dividends and distributions, if any to the Exchange Agent (and if the appointment of the Exchange Agent shall be terminated, to itself) to be held in trust for the record holder of the certificate or certificates of Surviving Shares to be issued in exchange for such certificate theretofore representing America Shares or World House Shares. Upon the surrender of any of such certificate theretofore representing America Shares or World House Shares, however, the record holder of the certificate or certificates of Surviving Shares issued in exchange therefor shall receive from the Exchange Agent or from the Surviving Corporation, as the case may be, payment of the amount of dividends or other distributions, if any, which theretofore as of any date subsequent to the Effective Date were paid by the Surviving Corporation to the Exchange Agent or to itself with respect to such number of Surviving Shares. No interest shall be payable with respect to the payment of such dividends and distributions upon surrender of certificates theretofore representing America Shares or World House Shares. All such dividends and distributions claimed at the termination of the appointment of the Exchange Agent shall be released or repaid by the Exchange Agent to the Surviving Corporation to be held by it in trust for the holders of the Surviving Shares entitled thereto, and thereafter the holders of the Surviving Shares not receiving payment of such dividends and distributions shall look only to the Surviving Corporation for payment thereof, subject to possible forfeiture under applicable escheat laws.

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


     Section 2.6. American Treasury Stock.

     On the Effective Date, each American Share, if any, held in the treasury of America shall be cancelled and retired, and no shares of stock or other securities of the Surviving Corporation shall be issuable with respect thereto.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES


     America represents and warrants as follows:

     Section 3.1. No Breaches of Statute or Contract; Required Consents.

     Neither the execution and delivery of this Agreement or the related articles of merger by America, nor compliance by America with the terms and provisions thereof and of the Plan will: (i) conflict with or result in a breach of any of the provisions of the articles of incorporation, bylaws or other governing instruments of America, or any judgment, order, decree, or ruling to which America is a party, or any injunction to which it is subject of any court of governmental authority or of any agreement, contract or commitment to which it is a party and which is material to the financial condition of America considered as a whole, or (ii) require the affirmative consent or approval of any non-governmental third party (apart from stockholder approval referred to elsewhere herein).

     Section 3.2. Authorization of Agreement.

     America has the corporate power to enter into this Agreement and to perform its obligations hereunder; the execution, delivery and, subject to requisite stockholder approval, the performance of this Agreement by America has been duly and validly authorized by the Board of Directors of America, and America has taken, or will use its best efforts to take prior to the Effective Date, all action required by law, its Articles of Incorporation and bylaws to authorize the execution, delivery and performance of this Agreement, the Plan, and related articles of merger.

     Section 3.3. Further Representations.

          (a) America is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware; has full corporate power to carry on its business as it is now being conducted, and to own and operate the properties and assets it now owns or operates; and is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership of its properties require such qualification.

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


          (b) Pursuant to its Articles of Incorporation, America is authorized to issue 1,500 shares of common stock with no par value, of which a total of 1,500 shares are each validly issued, fully paid and nonassessable. America has no other class of stock or convertible securities outstanding. There are no existing options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from America shares of capital stock of any class, no outstanding securities of America that are convertible into shares of capital stock of America of any class, and no options, warrants or rights to purchase from America any such convertible securities.

          (c) America has heretofore delivered to World House accurate and complete copies of the balance sheet of America at May 31, 1999 (the "America 1999 Balance Sheet") and the related statements of income, stockholders' equity and changes in financial position of America from inception through May 31, 1999, in each case accompanied by the report thereon of Jack F. Burke Jr., independent certified public accountant. Such audited balance sheet fairly presents the financial position of America at the date thereof and all such audited statements of income, stockholders; equity and changes in financial position present fairly the results of its operations, changes in stockholders; equity and changes in financial position for the periods indicated, in conformity with accounting principles generally accepted in the United States and consistently applied.

          (d) America has delivered to World House the following documents, all of which have been signed for identification by the President of America and are dated as of the date hereof. (i) a list of all the liabilities and obligations of America as of May 31, 1999 (Schedule "A") ; and (ii) a list of all property and all other assets of America as of May 31, 1999 (Schedule "B"). America has good and marketable title to all properties and assets, real and personal, described in Schedule "B". All of the properties and assets listed on Schedule "B" are free and clear of all mortgages, pledges, liens, charges, security interests or other encumbrances of any nature whatsoever, except for mortgages, pledges, liens, charges, security interests or other encumbrances as set forth in Schedule "B", liens for current taxes not yet due and payable, and imperfections of title, easements and encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the property or assets subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which America leases any substantial amount of real or personal property are in good standing, valid and effective in accordance with their respective terms, and under none of these leases is there any existing default, event of default or event that with notice or the lapse of time, or both, would constitute a default and in respect to which America has not taken adequate steps to prevent a default from occurring.

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


          (e) Between May 31, 1999 and the date of this Agreement there has not been any material adverse change in the financial condition or in the operations, business or property of America.

          (f) The structures, equipment, computers, and other physical assets of America that are necessary to the operation of the business being conducted by it are in good operating condition and repair, subject only to the ordinary wear and tear of the business.

          (g) Neither America nor, to the knowledge of its shareholders, any other party have breached any material provision of, or defaulted in any material respect of the terms of any contract or agreement to which America is a party which would have a materially adverse effect upon the business or financial condition of America.

          (h) America will deliver such other lists, descriptions, information, schedules, documents and reports as may reasonably be requested by World House

          (i) To the best knowledge of its shareholders, there is no default or claim, purported or alleged default, or statement of facts under which lack of notice or the lapse of time, or both, would constitute a default on any obligation to be performed by America under any material lease, contract, plan or other arrangement.

          (j) No suit, action or legal, administrative or arbitration proceeding, which might materially and adversely affect the overall financial condition, business or property of America is pending or, to the knowledge of its shareholders, threatened.

          (k) Its shareholders have no knowledge of any tax liability or claim by any taxing authority for due but unpaid taxes, interest or penalties, nor has America been advised of any request or demand for audit by any taxing authority.

          (l) America owns or possesses, or reasonably believes it can acquire on reasonable terms, adequate patent rights or other rights to use patent rights, inventions, trademarks, service marks, trade names and copyrights necessary to conduct the business now operated by it, and America has not received any notice of infringement of or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trademarks, service marks, trade names or copyrights which, individually or in the aggregate, if subject of an unfavorable decision, ruling or finding, would have a material adverse effect upon the business, operations, properties, assets or condition, financial or otherwise, of America.

          (m) The representations and warranties of its shareholders and America shall be as of the date of this Agreement and as of the date of the Effective Date. Any such representation made as of such dates shall survive the Closing Date. All representations and warranties of America are based upon knowledge only of its officers and directors and no one else.

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


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF WORLD HOUSE

     World House represents and warrants as follows:

     Section 4.1. Accuracy of Information Statement and Exchange Act Filings.

     The information concerning World House contained, or incorporated by reference, in the information statement informing the shareholders of World House of the Merger and the Exchange Act filings of World House which have been provided to America are responsive in all material respects to the requirements of the appropriate forms and related rules and regulations, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading; provided, however, that as to information supplied to World House by America which is included in the information statement, World House represents only that it has no knowledge of any such untrue statement or misleading omission.

     Section 4.2. Status of Surviving Corporation Shares.

     The shares of the Surviving Corporation's Shares to be issued to the America Shareholders pursuant to this Agreement and Plan, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable.

     Section 4.3. No Breach of Contract; Required Consents.

     Neither the execution and delivery of this Agreement nor compliance by World House with the terms of provisions hereof and of the Plan will: (i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or bylaws or other governing instruments of World House, or any judgment, order, decree, or ruling to which World House is a party, or any injunction to which it is subject of any court or government authority, or of any agreement, contract or commitment to which World House is a party and which is material to the financial condition or results of operations or conduct of the business of World House considered as a whole, or (ii) require the affirmative consent or approval of any nongovernmental third party.

     Section 4.4. Authorization of Agreement.

     World House has the corporate power to enter into this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by World House have been duly and validly authorized and approved by the Board of Directors of World House; and World House has taken, or will use its best efforts to take prior to the Effective Date, all action required by law, its Articles of Incorporation or bylaws to authorize the execution, delivery and performance of this Agreement and the Plan.

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

                                    ARTICLE V
                         CONDUCT AND TRANSACTIONS PRIOR
                                TO EFFECTIVE DATE

     Section 5.1. Access; Operation of Business between the date of this Agreement and the Effective Date.

          (a) Access. America and World House each agrees to furnish the other with such financial and operating data and other information with respect to the business and properties of it as the other shall from time to time reasonably request in furtherance of consummating the Merger; provided, however, that any such investigation shall not affect any of the representations and warranties hereunder. In the event of termination of this Agreement, America and World House will each return to the other all documents and other material obtained from the other in connection with the transactions contemplated hereby, and each shall maintain the confidentiality of such materials.

          (b) Conduct of Business. Except for the sale of Songs For The Planet, Inc., the wholly owned subsidiary of World House described more fully in Section 6.3(d) of this Agreement, America and World House shall continue to conduct their business in conformity with established industry practice in a diligent manner and will use their best efforts to preserve intact their present business organizations and preserve their relationships with persons having business dealings with them.

          (c) No Mergers. America and World House will not merge or consolidate with any other corporation, or acquire any stock or, except in the ordinary course of business, any business, property or assets of any other person, firm, association, corporation or other business organization.

          (d) No Securities Issuances. America and World House will not issue any shares of any class of their capital stock, or enter into any contract, or grant any option, warrant or right, calling for the issuance of any such shares, and will not create or issue any securities convertible into any such shares or convertible into securities in turn so convertible or enter into any contract, or grant any option, warrant or right, calling for the issuance of any such convertible securities. Notwithstanding the above, it is the intention of World House to forward split its issued and outstanding common stock on the basis of two and one half for one prior to the Effective Date. The effect of such forward split of shares will be that World House will have 1,950,000 post forward split Shares issued and outstanding as of the Effective Date.

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


     Section 5.2. Preparation of Information Statement.

     Both America and World House acknowledge that they will participate in the preparation of the information statement to be sent to the shareholders of the Surviving Corporation relating to the disclosure of the Merger.

     Section 5.3 Stockholder Approval of America.

     America acknowledges and represents that the execution of this Agreement by Elie Rabi as the sole shareholder of America, shall constitute all necessary shareholder approval of the transaction contemplated hereby as is necessary under Delaware law. Elie Rabi further acknowledges and represents that the shares of the Surviving Corporation he or his assigns may acquire as a result of the Merger contemplated herein are being acquired for investment purposes only and not with a view toward their redistribution or reoffering. All stock certificates representing Shares of the Surviving Corporation issued to the shareholders of America shall be endorsed with the following restrictive legend:

     The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be offered, sold, or otherwise transferred in the absence of an effective registration statement for the shares under the Securities Act of 1933, or a prior opinion of counsel satisfactory to the issuer, that registration is not required under the Act.

     Section 5.4. Stockholder Approval of World House.

     World House shall obtain approval of the Merger by consent of a majority of shareholders in interest without a shareholder meeting as provided by Nevada law.



                                   ARTICLE VI
              CONDITIONS TO OBLIGATIONS OF WORLD HOUSE AND AMERICA

     Section 6.1. General Conditions.

     The obligations of the parties hereto to effect the Merger shall be subject to the following conditions:

          (a) No Governmental Proceedings. No governmental action or proceeding shall have been instituted or be threatened at the Closing Date by or before a court or other governmental body, agency or authority to restrain or prohibit the transactions contemplated by this Agreement.

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


          (b) No Litigation. There shall be no litigation pending at the Closing Date challenging the authority of either America or World House or the officers or directors of either to enter into this Agreement or seeking to restrain or prohibit the transactions contemplated hereby, which the Board of Directors of either America or World House shall reasonably believe to present a substantial risk either of restraining or prohibiting such transactions or of resulting in the award of material damages or other relief.

          (c) Statutory Requirements and Approvals. All statutory requirements for the valid consummation by America and World House of the transactions contemplated by this Agreement and the Plan shall have been fulfilled; no approvals of the transactions contemplated by this Agreement shall be required from any federal or state governmental agency or authorities.

     Section 6.2. Conditions of Obligation of World House.

     The obligation of World House to effect the Merger shall be subject to the following conditions:

          (a) Representations and Warranties of America to be True. The representations and warranties of America herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; America shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and America shall have delivered to World House a certificate of America in form and substance satisfactory to World House, dated the Closing Date and signed by its President or Vice President to all such effects.

          (b) Certificate of Elie Rabi. World House shall have received a certificate dated the Closing Date and signed by Elie Rabi to all such effects and to the effect that the statements contained in the America certificate described above and in any other written documents delivered by or on behalf of America pursuant to the provisions of this Agreement constitute representations and warranties of America under this Agreement to the same extent as if herein set forth in full.

          (c) Auditors Letters. Jack F. Burke Jr. shall have delivered to World House a letter dated the date of the Form 8-K report to be filed by World House in connection with the Merger and the Closing Date, each to the effect that: (i) he is an independent accountant within the meaning of the Securities Act of 1933 and the applicable published rules and regulations thereunder; (ii) in his opinion, the financial statements of America examined by him and included in the Form 8-K filed by World House in connection with the Merger comply as to form and content with the applicable accounting requirements of Regulation SX promulgated under the Securities Act of 1933; and (iii) on the basis of procedures (but not an examination in accordance with generally accepted auditing standards) consisting of:

          (1) reading the minutes of meetings of the Board of Directors of America since May 31, 1999 as set forth in the minute books through a specified date not more than five business days prior to the delivery of such letter;

          (2) reading the unaudited financial statements of America for the period from May 31, 1999 to the date not more than five business days prior to the delivery of such letter;

          (3) making inquiries of certain officials of America who have responsibility for financial and accounting matters regarding the specific items for which representations are requested below;

nothing has come to his attention as a result of the foregoing procedures that cause him to believe that:

          (1) at the date of the latest available interim financial statements there was any change in the capital stock or long-term debt of America or any decreases in net current assets or net assets as compared with amounts shown in the latest balance sheet included in the Form 8-K report of World House or

          (2) for the period from the date of the latest financial statements included in the Form 8-K report of World House to the date of the latest available interim financial statements there were any decreases, as compared with the corresponding period in the preceding year, in net revenues or in the total or per share amounts of net income, except in all instances for such changes or decreases with the Form 8-K report discloses have occurred or may occur, or he shall state any specific changes or decreases.

and (iv) it contains such other information as reasonably requested by World House.

          (d) Exercise of Dissenter's Rights. Holders of no more than one percent of the issued and outstanding shares of America shall have given notice of their intention to receive payment in cash pursuant to their dissenter's rights. In the event that more than one percent of the issued and outstanding shares give such notice, World House may waive the condition and proceed with the Merger.

     Section 6.3. Conditions of Obligation of America.

     The obligations of America to effect the Merger shall be subject to the following conditions:

          (a) Representations and Warranties of World House to be True. The representations and warranties of World House herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; World House shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing Date; and World House shall have delivered to America a certificate of World House in form and substance satisfactory to America, dated the Closing Date and signed by its President and its principal financial officer, to all such effects.

          (b) Exercise of Dissenter's Rights. Holders of no more than ten percent of the issued and outstanding shares of World House shall have given notice of their intention to receive payment in cash pursuant to their dissenter's rights. In the event that more than ten percent of the issued and outstanding shares give such notice, America may waive the condition and proceed with the Merger.

          (c) Subscription for Surviving Corporation Shares. By the Date of Closing, the Surviving Corporation shall have received subscriptions from investors to purchase 300,000 Surviving Corporation Shares for a total consideration of Five Hundred Thousand Dollars ($500,000) and shall have also received from investors subscriptions to purchase (i) 125,000 Surviving Corporation Shares at a purchase price of $2.00 within 90 days of the Effective Date and (ii) 125,000 Surviving Corporation Shares at a purchase price of $2.00 per share within 180 days of the Effective Date.

          (d) Songs For The Planet, Inc., a wholly owned subsidiary of World House, shall have been purchased by Elizabeth Peters for Ten Dollars and other good and valuable consideration and all debt owed by Songs For The Planet, Inc. to World House shall have been forgiven on the Date of Closing.



                                   ARTICLE VII
                                 INDEMNIFICATION

     Section 7.1. Continuation of Representations and Warranties.

     World House and America agree that the representations, warranties and covenants of World House and America contained herein or in any instrument or certificate delivered hereunder shall survive the Effective Date of the Merger, regardless of any investigation or inquiry by or on behalf of World House and America.

     Section 7.2. Indemnification by America.

     America agrees to indemnify and hold harmless World House and each person, if any, who controls World House within the meaning of Section 15 of the 1933 Act against any and all losses, liabilities, claims, damages and expenses (including interest, expenses of litigation and attorney's fees) arising out of or as a result of any inaccuracy or breach of any of the representations, warranties and covenants of America contained in this Agreement and contained in any instrument, schedule or certificate delivered to World House pursuant to this Agreement, or the defense or settlement of any claim asserted against World House challenging any such representation, warranty and covenant, or the failure or default of America to perform or observe any covenant or condition under this Agreement.

     Section 7.3. Indemnification by World House.

     World House agrees to indemnify and hold harmless America and each person, if any, who controls America against any and all losses, liabilities, claims, damages and expenses (including interest, expenses of litigation and attorneys' fees) arising out of or as a result of any inaccuracy or breach of any of the representations, warranties and covenants of World House contained in this Agreement and contained in any instrument or certificate, delivered to America pursuant to this Agreement, or the defense or settlement of any claim asserted against America challenging any such representation, warranty and covenant, or the failure or default of World House to perform or observe any covenant or condition under this Agreement.

     Section 7.4. Notice.

     Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this Agreement. An indemnifying party may participate at its own expense in the defense of such action. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                  ARTICLE VIII
                      MODIFICATION, WAIVERS AND ABANDONMENT

     Section 8.1. Modification.

     America and World House may, by mutual consent of the respective Board of Directors, amend, modify or supplement this Agreement in such manner as may be mutually agreed upon in a writing executed by America and World House at any time before or after action thereon by the stockholders of America and World House; provided, however, that no such amendment, modification or supplement shall affect the rights of the stockholders of America or World House in a manner which is materially adverse to such stockholders in the judgment of the Board of Directors of America and World House, respectively.

     Section 8.2. Waivers.

     Each of America and World House may, pursuant to action by its respective Board of Directors, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that no such waiver or extension shall affect the rights of the stockholders of World House or America in a manner which would be materially adverse to such stockholders.

     Section 8.3. Abandonment.

     The Merger may be abandoned before the Closing Date of the Merger without liability on the part of any party hereto exercising such right of abandonment or restriction on the future activities of either party hereto:

          (a) Mutual Consent. By the mutual consent of the Boards of Directors of World House and America evidenced by a writing executed by World House and America or;

          (b) Lapse of Time. By the Board of Directors of World House or America if the Effective Date has not occurred on or prior to August 31, 1999; provided, however, that such date shall be extended for up to twenty-five (25) days in the event an order restraining or prohibiting the Merger has been issued by any public authority or court.

          The power of abandonment provided for by this Section 8.3 may be exercised by World House or America only by their respective Boards of Directors and will be effective only after written notice thereof, signed on behalf of the party for which it is given by its Chairman of the Board or President, shall have been given to the other. If the Merger shall be abandoned, no articles of merger or certificates relating to the Merger shall be filed by the officers of any such party in the States of Nevada and Delaware. Abandonment shall not effect any rights theretofore accruing hereunder.

                                   ARTICLE IX
                               ADDITIONAL MATTERS

     Section 9.1. Management.

     The parties agree that the Surviving Corporation shall continue to have the same management after the contemplated Merger that America had prior to the Merger.

     Section 9.2. Closing.

     The Closing of the Merger contemplated by this Agreement shall take place at such time and place as may be convenient to all the parties but in no event later than August 31, 1999. At the Closing America and World House shall deliver and exchange the certificates specified in Sections 6.2(a) and 6.3(a) of this Agreement. In addition, World House shall deliver to the Surviving Corporation the cash and/or subscriptions for the Surviving Corporation Shares specified in
Section 6.3(c).

     Section 9.3. Notices.

     All notices, requests, demands and other communications which are required of permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by registered or certified mail, postage pre-paid, as follows:

     If to World House to:
                  c/o David C. Owen
                  11011 King Street, Suite 260
                  Overland Park, Kansas 66210

     If to America to:
                  c/o Elie Rabi
                  1200 S. Mt. Juliet Road, Suite C
                  Mt. Juliet, Tennessee 37122

     Section 9.4. Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

     Section 9.5. Entire Agreement.

     This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relation to the subject matter hereof.

     Section 9.6. No Implied Rights or Remedies.

     Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than World House and America and their stockholders, any rights or remedies under or by reason of this Agreement.

     Section 9.7. Headings.

     The headings in this Agreement are inserted for convenience of reference only and shall not be part of, or control or affect the meaning of, this Agreement.

     Section 9.8. Counterparts.

     This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and attested by its officers there unto duly authorized, all as of the day and year first above written.

                                        World House Entertainment, Inc.,
                                              a Nevada corporation

                                        By: /s/Elizabeth Ann Peters
                                           ---------------------------
                                           Elizabeth Ann Peters
                                           President

                                        800 America, Inc.,
                                        a Delaware corporation

                                        By: /s/Elie Rabi
                                           ----------------
                                           Elie Rabi
                                           President